Exhibit 23.1

KPMG LLP	Telephone	(604) 691-3000
Chartered Professional Accountants	Fax	(604) 691-3031
PO Box 10426 777 Dunsmuir Street	Internet	www.kpmg.ca
Vancouver BC V7Y 1K3
Canada

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cardiome Pharma Corp.

We consent to the use of our reports, dated March 8, 2016, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting included in this amendment no. 1 to the annual report on Form 40-F.

We also consent to the incorporation by reference of such reports in the Registration Statements (No. 333-209606 on Form F-10 and No. 333-199091 and No. 333-199092 on Form S-8) of Cardiome Pharma Corp.

Chartered Professional Accountants

April 1, 2016

Vancouver, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.

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